Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

November 10, 2015

Titan Pharmaceuticals, Inc.
450 Oyster Point Blvd.
South San Francisco, CA 94080

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as your counsel in connection with the preparation of your amended Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the offering and issuance to certain persons of an aggregate of [          ] shares of your Common Stock, $.001 par value (the “Common Stock”) under the Titan Pharmaceuticals, Inc. 2014 Incentive Plan and the Titan Pharmaceuticals, Inc. 2015 Omnibus Equity Incentive Plan (collectively, the “Plans”).

We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that the Common Stock, when issued in the manner described in the Plans, will be validly issued, fully paid and non-assessable.

We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

Loeb & Loeb LLP